EXHIBIT 99.2


                     PROXY STATEMENT AND FORM OF PROXY TO BE
                         FURNISHED TO THE ASSOCIATION'S
                                 ACCOUNT HOLDERS

                                  FORM OF PROXY


                                 REVOCABLE PROXY


                  WYMAN PARK FEDERAL SAVINGS & LOAN ASSOCIATION


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WYMAN PARK FEDERAL SAVINGS & LOAN ASSOCIATION

         The undersigned member of Wyman Park Federal Savings & Loan Association (the "Association") hereby appoints the Board of Directors of the Association as proxies to cast all votes which the undersigned member is entitled to cast at a Special Meeting of Members to be held at the main office of the Association, located at 11 West Ridgely Road, Lutherville, Maryland, at the hour and date stated in the Proxy Statement, and at any and all adjournments and postponements thereof, and to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions on the reverse side hereof:

         to vote FOR or AGAINST the adoption of the Plan of Conversion providing for the conversion of the Association from a federally chartered mutual savings association to a federally chartered stock savings association as a wholly owned subsidiary of Wyman Park Bancorporation, Inc., a newly organized Delaware corporation formed by the Association for the purpose of becoming the holding company for the Association, and the related transactions provided for in such Plan of Conversion, including the adoption of an amended Federal Stock Charter and Bylaws for the Association, pursuant to the laws of the United States and the Rules and Regulations administered by the Office of Thrift Supervision.

         This proxy will be voted as directed by the undersigned member. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ADOPTION OF THE PLAN OF CONVERSION. In addition, this proxy will be voted at the discretion of the Board of Directors upon any other matter as may properly come before the Special Meeting.

         The undersigned member may revoke this proxy at any time before it is voted by delivering to the Secretary of the Association either by a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Special Meeting and voting in person. The undersigned member hereby acknowledges receipt of the Notice of Special Meeting and Proxy Statement.


             (IMPORTANT: PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE)

                  WYMAN PARK FEDERAL SAVINGS & LOAN ASSOCIATION



Please Mark Votes Below

Approval of the Plan of Conversion

          ___                         ___
FOR      |___|        AGAINST        |___|


DATE _______________________, 1997



                                              X ________________________________



                                              X ________________________________


                                              IMPORTANT:   Please sign your name
                                              name exactly as it appears on this
                                              proxy.  Joint  accounts  need only
                                              one signature.  When signing as an
                                              attorney,   administrator,  agent,
                                              corporation,   officer,  executor,
                                              trustee or guardian, etc.,  please
                                              add   your   full  title  to  your
                                              signature.


     NOTE: IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE SIGN AND RETURN ALL CARDS IN THE ACCOMPANYING ENVELOPE.

                  WYMAN PARK FEDERAL SAVINGS & LOAN ASSOCIATION
                              11 West Ridgely Road
                        Lutherville, Maryland 21903-5172
                                 (410) 252-6450



                      NOTICE OF SPECIAL MEETING OF MEMBERS



             Notice is hereby given that a Special Meeting of Members (the "Special Meeting") of Wyman Park Federal Savings & Loan Association, ("Wyman Park" or the "Association"), will be held at the main office of the Association located at 11 West Ridgely Road, Lutherville, Maryland 21903-5172 on December __, 1997 at __:__ _a.m., Lutherville, Maryland time. The purpose of this Special Meeting is to consider and vote upon:

             A plan to convert the Association from a federally chartered mutual savings association to a federally chartered stock savings association, including the adoption of a federal stock charter and bylaws, with the concurrent sale of all the Association's common stock to Wyman Park Bancorporation, Inc., a Delaware corporation (the "Holding Company"), and sale by the Holding Company of shares of its common stock; and

such other business as may properly come before the Special Meeting or any adjournment thereof. Management is not aware of any such other business.

             The members who shall be entitled to notice of and to vote at the Special Meeting and any adjournment thereof are depositors of the Association at the close of business on _____ __, 1997 who continue to be depositors as of the date of the Special Meeting. In the event there are not sufficient votes for approval of the Plan of Conversion at the time of the Special Meeting, the Special Meeting may be adjourned from time to time in order to permit further solicitation of proxies.

                                       BY ORDER OF THE BOARD OF DIRECTORS



                                       Allan B. Heaver
                                       Chairman of the Board


Lutherville, Maryland
November __, 1997



                YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
            FOR APPROVAL OF THE PLAN OF CONVERSION BY COMPLETING THE
              ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED
                   POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.
                          YOUR VOTE IS VERY IMPORTANT.
                          ----------------------------

                         SUMMARY OF PROPOSED CONVERSION

             This summary does not purport to be complete and is qualified in its entirety by the more detailed information contained in the remainder of this Proxy Statement and the accompanying Prospectus.

             Under its present "mutual" form of organization, Wyman Park has no stockholders. Its deposit account holders and certain borrowers are members of the Association and have voting rights in that capacity. In the unlikely event of liquidation, the Association's deposit account holders would have the sole right to receive any assets of the Association remaining after payment of its liabilities (including the claims of all deposit account holders to the withdrawal value of their deposits). Under the Plan of Conversion (the "Plan of Conversion") to be voted on at the Special Meeting, the Association would be converted into a federally chartered savings association organized in stock form, and all of the Association's common stock would be sold concurrently to the Holding Company (the "Conversion"). The Holding Company will offer and sell its common stock (the "Common Stock") in an offering to, in order of priority,
(i) Wyman Park's depositors as of March 31, 1996 ("Eligible  Account  Holders"),
(ii) tax-qualified employee plans of Wyman Park and the Holding Company ("Tax-Qualified Employee Plans") including the Holding Company's Employee Stock Ownership Plan (the "ESOP"), provided, however, that the Tax-Qualified Employee Plans shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Conversion exceeds the maximum of the Estimated Valuation Range as defined below, (iii) Wyman Park's depositors as of September 30, 1997 ("Supplemental Eligible Account Holders"), (iv) depositors and certain borrowers as of both October 17, 1990 and as of ________, 1997
("Other Members"), and (v) its employees, officers and directors (the "Subscription Offering").

             Concurrent with the Subscription Offering, to the extent the Common Stock is not all sold to the persons in the foregoing categories, the Holding Company will offer Common Stock to members of the general public to whom a prospectus (the "Prospectus") has been delivered, with first preference to natural persons residing in Baltimore and Anne Arundel Counties, Maryland ("the Community Offering"). The Subscription Offering and the Community Offering are referred to collectively as the "Subscription and Community Offerings." Voting and liquidation rights with respect to the Association would thereafter be held by the Holding Company, except to the limited extent of the liquidation account (the "Liquidation Account") that will be established for the benefit of Eligible and Supplemental Eligible Account Holders of the Association and voting and liquidation rights in the Holding Company would be held only by those persons who become stockholders of the Holding Company through purchase of shares of its Common Stock. See "Description of the Plan of Conversion - Principal Effects of Conversion - Liquidation Rights of Depositor Members."

            THE CONVERSION WILL NOT AFFECT THE BALANCE, INTEREST RATE OR FEDERAL INSURANCE PROTECTION OF ANY SAVINGS DEPOSIT, AND NO PERSON WILL BE OBLIGATED
TO PURCHASE ANY STOCK IN THE CONVERSION.

Business Purposes
  for Conversion    Net Conversion proceeds are expected to increase the capital of Wyman  Park,  which will  support  the  expansion  of its financial  services to the public.  The  conversion to stock form and the use of a  holding  company  structure  are also expected to enhance its ability to expand  through  possible mergers and acquisitions  (although no such transactions are contemplated  at this time) and will  facilitate  its future access to the capital markets. The Association will continue to be subject to comprehensive regulation and examination by the Office of Thrift  Supervision,  Department  of  Treasury
                    ("OTS")  and  the  Federal  Deposit  Insurance   Corporation
                    ("FDIC").

Subscription
  Offering As part of the Conversion, Common Stock is being offered for sale in the Subscription Offering, in the priorities summarized below, to the Association's (i) Eligible Account Holders, (ii) Tax-Qualified Employee Plans, (iii) Supplemental Eligible Account Holders, (iv) Other Members, and (v) its employees, officers and directors.

Subscription Rights
  of Eligible
  Account Holders   Each Eligible Account Holder has been given non-transferable rights to subscribe for an amount equal to the greater of $100,000 of Common Stock, one-tenth of one percent of the total number of shares offered in the Subscription Offering or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares to be issued by a fraction of which the numerator is the amount of qualifying deposits of such subscriber and the denominator is the total qualifying deposits of all account holders in this category on the qualifying date.


Subscription Rights
  of Tax-Qualified
  Employee Plans    The  Association's  Tax-Qualified  Employee  Plans have been given non-transferable rights to subscribe, individually and in the  aggregate,  for up to 10%  of the  total  number  of
                    shares  sold  in  the  Conversion   after   satisfaction  of
                    subscriptions of Eligible Account Holders. Notwithstanding the foregoing, to the extent orders for shares exceed the maximum of the appraisal range, Tax-Qualified Employee Plans shall be afforded a first priority to purchase shares sold above the maximum of the appraisal range. It is anticipated that Tax-Qualified Employee Plans will purchase 8% of the Common Stock sold in the Conversion.


Subscription Rights
  of Supplemental
  Eligible Account
  Holders After satisfaction of subscriptions of Eligible Account Holders and Tax- Qualified Employee Plans, each Supplemental Eligible Account Holder (other than directors and officers of the Association) has been given non-transferable rights to subscribe for an amount equal to the greater of $100,000 of Common Stock, one-tenth of one percent of the total number of shares offered in the Conversion or 15 times the product (rounded down to the whole next number) obtained by multiplying the total number of shares to be issued by a fraction of which the numerator is the amount of qualifying deposits of such subscriber and the denominator is the total qualifying deposits of all account holders in this category on the qualifying date. The subscription rights of each Supplemental Eligible Account Holder shall be reduced to the extent of such person's subscription rights as an Eligible Account Holder.


Subscription Rights
  of Other Members  Each Other Member has been given non-transferable  rights to subscribe for an amount equal to the greater of $100,000 of Common Stock or one-tenth of one percent of the total number of shares offered in the Conversion after satisfaction of the subscriptions of the Association's Eligible Account Holders, Tax-Qualified Employee Plans and Supplemental Eligible Account Holders.


Subscription Rights
  of Association
  Personnel         Each  individual  employee,  officer  and  director  of  the
                    Association  has been  given  the  right to  purchase  up to
                    $100,000  of  Common   Stock  after   satisfaction   of  the
                    subscriptions  of Eligible  Account  Holders,  Tax-Qualified
                    Employee Plans,  Supplemental  Eligible  Account Holders and
                    Other Members. Total shares subscribed for by the employees, officers and directors in this category may not exceed 24% of the total shares offered in the Conversion.


Purchase
  Limitations       No person  (other  than a  Tax-Qualified  Employee  Plan) by himself  or herself  or with an  associate,  and no group of persons  acting in concert,  may  subscribe  for or purchase
                    more  than   $100,000  of  Common   Stock   offered  in  the
                    Conversion. Officers and directors and their associates may not purchase, in the aggregate, more than 34% of the shares to be sold in the Conversion. For purposes of the Plan, the members of the Board of

                    Directors are not deemed to be acting in concert solely by reason of their Board membership.


Expiration Date of
  the Subscription
  Offering          All  subscriptions  for  Common  Stock  must  be received by
                     _:00 _.m., Lutherville, Maryland time on ________ __, 1997.


How to Subscribe
  for Shares        For  information  on how to subscribe for Common Stock being offered in the  Conversion,  please read the  Prospectus and the order  form and  instructions  accompanying  this  Proxy
                    Statement. Subscriptions will not become effective until the
                    Plan of Conversion  has been  approved by the  Association's
                    members  and  all  of  the  Common  Stock   offered  in  the
                    Conversion   has  been   subscribed   for  or  sold  in  the
                    Subscription and Community Offerings or through such other means as may be approved by the OTS.


Price of
  Common Stock      All sales of Common  Stock in the  Offering  will be made at the same price per share which is  currently  expected to be
                    $10.00 per share on the basis of an independent appraisal of the  pro  forma  market  value  of the  Association  and the
                    Holding  Company  upon   Conversion.   On  the  basis  of  a
                    preliminary   appraisal   by   Ferguson  &   Company,   Inc.
                    ("Ferguson"),  which has been reviewed by the OTS, a minimum of  _________  and a maximum  of  _________  shares  will be offered  in the  Conversion.  See  "The  Conversion  - Stock
                    Pricing   and   Number  of  Shares  to  be  Issued"  in  the
                    Prospectus.


Tax Consequences    The  Association  has  received an opinion  from its special counsel,  Silver,  Freedman & Taff, L.L.P., stating that the
                    Conversion  is a  nontaxable  reorganization  under  Section
                    368(a)(1)(F)  of the Internal  Revenue Code. The Association
                    has also received an opinion from Wooden & Benson, Chartered
                    stating   that  the   Conversion   will  not  be  a  taxable
                    transaction for Maryland income tax purposes.


Required Vote       Approval  of  the  Plan  of  Conversion   will  require  the
                    affirmative vote of a majority of all votes eligible to be cast at the Special Meeting.

                  YOUR BOARD OF DIRECTORS URGES YOU TO VOTE FOR
                             THE PLAN OF CONVERSION

                  WYMAN PARK FEDERAL SAVINGS & LOAN ASSOCIATION

                                 PROXY STATEMENT

           SPECIAL MEETING OF MEMBERS TO BE HELD ON ________ __, 1997

                               PURPOSE OF MEETING


             This Proxy Statement is being furnished to you in connection with the solicitation on behalf of the Board of Directors of Wyman Park Federal Savings & Loan Association ("Wyman Park Federal" or the "Association") of the proxies to be voted at the Special Meeting of Members (the "Special Meeting") of the Association to be held at the Association's main office located at 11 West Ridgely Road, Lutherville, Maryland, on ________ __, 1997 at __:__ _.m., Lutherville, Maryland time, and at any adjournments thereof. The Special Meeting is being held for the purpose of considering and voting upon a Plan of Conversion under which the Association would be converted (the "Conversion") from a federally chartered mutual savings association into a federally chartered stock savings association, the concurrent sale of all the common stock of the stock savings association to Wyman Park Bancorporation, Inc. (the "Holding Company"), a Delaware corporation, and the sale by the Holding Company of shares of its common stock (the "Common Stock") and such other business as may properly come before the meeting and any adjournment thereof.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

             THE   BOARD  OF  DIRECTORS   OF  THE  ASSOCIATION  RECOMMENDS  THAT
YOU VOTE TO APPROVE THE PLAN OF CONVERSION.

             The Association is currently organized in "mutual" rather than "stock" form, meaning that it has no stockholders and no authority under its federal mutual charter to issue capital stock. The Association's Board of Directors has adopted the Plan of Conversion providing for the Conversion. The sale of Common Stock of the Holding Company, which was recently formed to become the holding company of the Association, will substantially increase the Association's net worth. The Holding Company will exchange approximately 50% of the net proceeds from the sale of the Common Stock for the common stock of the Association to be issued upon Conversion. The Holding Company expects to retain the balance of the net proceeds as its initial capitalization, a portion of which the Holding Company intends to lend to its Employee Stock Ownership Plan to fund its purchase of Common Stock. This increased capital will support the expansion of the Association's financial services to the public. The Board of Directors of the Association also believes that the conversion to stock form and the use of a holding company structure will enhance the Association's ability to expand through possible mergers and acquisitions (although no such transactions are contemplated at this time) and will facilitate its future access to the capital markets.

             The Board of Directors of the Association believes that the Conversion will further benefit the Association by enabling it to attract and retain key personnel through prudent use of stock-related incentive compensation and benefit plans.

             Voting in favor of the Plan of Conversion will not obligate any person to purchase any Common Stock.

             THE OFFICE OF THRIFT SUPERVISION ("OTS") HAS APPROVED THE PLAN OF CONVERSION SUBJECT TO THE APPROVAL OF THE ASSOCIATION'S MEMBERS AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. HOWEVER, SUCH APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF CONVERSION BY THE OTS.

              INFORMATION RELATING TO VOTING AT THE SPECIAL MEETING

             The Board of Directors of the Association has fixed__________ __, 1997 as the voting record date ("Voting Record Date") for the determination of members entitled to notice of the Special Meeting. All Association depositors and certain borrowers are members of the Association under its current charter. All Association members of record as of the close of business on the Voting Record Date who continue to be members as of the date of the Special Meeting will be entitled to vote at the Special Meeting or any adjournment thereof.

             Each depositor member (including IRA and Keogh account beneficiaries) will be entitled at the Special Meeting to cast one vote for each $100, or fraction thereof, of the aggregate withdrawal value of all of such depositor's accounts in the Association as of the Voting Record Date, up to a maximum of 1,000 votes. In general, accounts held in different ownership capacities will be treated as separate memberships for purposes of applying the 1,000 vote limitation. For example, if two persons hold a $100,000 account in their joint names and each of the persons also holds a separate account for $100,000 in his own name, each person would be entitled to 1,000 votes for each separate account and they would together be entitled to cast 1,000 votes on the basis of the joint account. Where no proxies are received from IRA and Keogh account beneficiaries, after due notification, the Association, as trustee of these accounts, is entitled to vote these accounts in favor of the Plan of Conversion.

             Each borrower member of the Association as of both October 17, 1990 and the Voting Record Date, who continues to be a borrowers as of the date of the Special Meeting will be entitled to cast one vote as a borrower members, in addition to any vote be or she may be entitled to cast as a depositor.

             Approval of the Plan of Conversion requires the affirmative vote of a majority of the total outstanding votes of the Association's members eligible to be cast at the Special Meeting. As of________ __, 1997, the Association had approximately _______ members who were entitled to cast a total of approximately _______ votes at the Special Meeting.

             Association members may vote at the Special Meeting or any adjournment thereof in person or by proxy. Any member giving a proxy will have the right to revoke the proxy at any time before it is voted by giving written notice to the Secretary of the Association, provided that such written notice is received by the Secretary prior to the Special Meeting or any adjournment thereof, or upon request if the member is present and chooses to vote in person.

             All properly executed proxies received by the Board of Directors of the Association will be voted in accordance with the instructions indicated thereon by the members giving such proxies. If no instructions are given, such proxies will be voted in favor of the Plan of Conversion. If any other matters are properly presented at the Special Meeting and may properly be voted on, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named thereon. Management is not aware of any other business to be presented at the Special Meeting.

             If a proxy is not executed and is returned or the member does not vote in person, the Association is prohibited by OTS regulations from using a previously executed proxy to vote for the Conversion. As a result, failure to vote may have the same effect as a vote against the Plan of Conversion.

             To the extent necessary to permit approval of the Plan of Conversion, proxies may be solicited by officers, directors or regular employees of the Association, in person, by telephone or through other forms of communication and, if necessary, the Special Meeting may be adjourned to a later date. In addition, Trident Securities, Inc. will assist the Association in the solicitation of proxies. Such persons will be reimbursed by the Association for their expenses incurred in connection with such solicitation. The Association will bear all costs of this solicitation. The proxies solicited hereby will be used only at the Special Meeting and at any adjournment thereof.

                      DESCRIPTION OF THE PLAN OF CONVERSION

             The Plan of Conversion to be presented for approval at the Special Meeting provides for the Conversion to be accomplished through adoption of amended charter and bylaws for the Association to authorize the issuance of capital stock along with the concurrent formation of a holding company. As part of the Conversion, the Plan of Conversion provides for the subscription offering (the "Subscription Offering") of the Common Stock to the Association's (i) Eligible Account Holders (deposit account holders as of March 31, 1996); (ii) Tax-Qualified Employee Plans, (iii) Supplemental Eligible Account Holders (deposit account holders as of September 30, 1997); (iv) Other Members (deposit account holders and certain borrowers eligible to vote at the Special Meeting who are not as Eligible Account Holders or Supplemental Eligible Account Holders); and (v) the Association's employees, officers and directors. Notwithstanding the foregoing, to the extent orders for shares exceed the maximum of the appraisal range,

Tax-Qualified Employee Plans shall be afforded a first priority to purchase shares sold above the maximum of the appraisal range. It is anticipated that Tax-Qualified Employee Plans will purchase 8% of the Common Stock sold in the Conversion. In addition, in the Community Offering, concurrent with the Subscription Offering, members of the general public, with a first preference to natural persons residing in Baltimore and Anne Arundel Counties, Maryland, will be afforded the opportunity to purchase the Common Stock not subscribed for in the Subscription Offering.

             THE SUBSCRIPTION OFFERING HAS COMMENCED AS OF THE DATE OF MAILING OF THIS PROXY STATEMENT. A PROSPECTUS EXPLAINING THE TERMS OF THE SUBSCRIPTION OFFERING, INCLUDING HOW TO ORDER AND PAY FOR SHARES AND DESCRIBING THE BUSINESS OF THE ASSOCIATION AND THE HOLDING COMPANY; ACCOMPANIES THIS PROXY STATEMENT AND SHOULD BE READ BY ALL PERSONS WHO WISH TO CONSIDER SUBSCRIBING FOR COMMON STOCK. THE SUBSCRIPTION OFFERING EXPIRES AT _:00 _.M., LUTHERVILLE, MARYLAND TIME ON ________ __, 1997 UNLESS EXTENDED BY THE ASSOCIATION AND THE HOLDING COMPANY.

             The federal conversion regulations require that all stock offered in a conversion must be sold in order for the conversion to become effective. The conversion regulations require that the offering be completed within 45 days after completion of the Subscription Offering period unless extended by the Association and the Holding Company with the approval of the OTS. This 45-day period expires ________ __, 1997 unless the Subscription Offering is extended. If this is not possible, an occurrence that is currently not anticipated, the Board of Directors of the Association and the Holding Company will consult with the OTS to determine an appropriate alternative method of selling all unsubscribed shares offered in the Conversion. The Plan of Conversion provides that the Conversion must be completed within 24 months after the date of the Special Meeting.

             The Subscription and Community Offerings or any other sale of the unsubscribed shares will be made as soon as practicable after the date of the Special Meeting. No sales of shares may be completed, either in the Subscription and Community Offerings or otherwise, unless the Plan of Conversion is approved by the members of the Bank.

             The commencement and completion of the Subscription and Community Offerings, however, is subject to market conditions and other factors beyond the Association's control. Due to adverse conditions in the stock market in the past, a number of converting thrift institutions encountered significant delays in completing their stock offerings or were not able to complete them at all. No assurance can be given as to the length of time after approval of the Plan of Conversion at the Special Meeting that will be required to complete the Subscription and Community Offerings or other sale of the Common Stock to be offered in the Conversion. If delays are experienced, significant changes may occur in the estimated pro forma market value of the Holding Company's Common Stock, together with corresponding changes in the offering price and the net proceeds realized by the Association and the Holding Company from the sale of the Common Stock. The Association and the Holding Company may also incur substantial additional printing, legal, accounting and other expenses in completing the Conversion.

             The following is a brief summary of the Conversion and is qualified in its entirety by reference to the Plan of Conversion, a complete copy of which is attached hereto. The Association's federal stock charter and bylaws that will become effective upon completion of the Conversion are available from the Association upon request. A copy of the Holding Company's articles of incorporation and bylaws are also available from the Association upon request.

Principal Effects of Conversion

             Depositors. The Conversion will not change the amount, interest rate, withdrawal rights or federal insurance protection of deposit accounts, or affect deposit accounts in any way other than with respect to voting and liquidation rights as discussed below.

             Borrowers. The rights and obligations of borrowers under their loan agreements with the Association will remain unchanged by the Conversion. The principal amount, interest rate and maturity date of loans will remain as they were contractually fixed prior to the Conversion.

             Voting Rights of Members. Under the Association's current federal mutual charter, depositors and certain borrowers have voting rights as members of the Association with respect to the election of directors and certain other affairs of the Association. After the Conversion, exclusive voting rights with respect to all such matters will be vested

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



in the Holding Company as the sole stockholder of the Association. Depositors and certain borrowers will no longer have any voting rights, except to the extent that they become stockholders of the Holding Company through the purchase of its Common Stock. Voting rights in the Holding Company will be held exclusively by its stockholders.

             Liquidation Rights of Depositor Members. Currently, in the unlikely event of liquidation of the Association, any assets remaining after satisfaction of all creditors' claims in full (including the claims of all depositors to the withdrawal value of their accounts) would be distributed pro rata among the depositors of the Association, with the pro rata share of each being the same proportion of all such remaining assets as the withdrawal value of each depositor's account is of the total withdrawal value of all accounts in the Association at the time of liquidation. After the Conversion, the assets of the Association would first be applied, in the event of liquidation, against the claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Any remaining assets would then be distributed to the persons who qualified as Eligible Account Holders or Supplemental Eligible Account Holders under the Plan of Conversion to the extent of their interests in a "Liquidation Account" that will be established at the time of the completion of the Conversion and then to the Holding Company as the sole stockholder of the Association's outstanding common stock. The Association's depositors who did not qualify as Eligible Account Holders or Supplemental Eligible Account Holders would have no right to share in any residual net worth of the Association in the event of liquidation after the Conversion, but would continue to have the right as creditors of the Association to receive the full withdrawal value of their deposits prior to any distribution to the Holding Company as the Association's sole stockholder. In addition, the Association's deposit accounts will continue to be insured by the FDIC to the maximum extent permitted by law, currently up to $100,000 per insured account. The Liquidation Account will initially be established in an amount equal to the net worth of the Association as of the date of the Association's latest statement of financial condition contained in the final prospectus used in connection with the Conversion. Each Eligible Account Holder and/or Supplemental Eligible Account Holder will receive an initial interest in the Liquidation Account in the same proportion as the balance in all of his qualifying deposit accounts was of the aggregate balance in all qualifying deposit accounts of all Eligible Account Holders and Supplemental Eligible Account Holders on March 31, 1996 or September 30, 1997, respectively. For accounts in existence on both dates, separate subaccounts shall be determined on the basis of the qualifying deposits in such accounts on the record dates. However, if the amount in the qualifying deposit account on any annual closing date of the Association is less than the lowest amount in such deposit account on the Eligibility Record Date and/or Supplemental Eligibility Record Date, and any subsequent annual closing date, this interest in the Liquidation Account will be reduced by an amount proportionate to such reduction in the related deposit account and will not thereafter be increased despite any subsequent increase in the related deposit account.

             The Association. Under federal law, the stock savings association resulting from the Conversion will be deemed to be a continuation of the mutual savings association rather than a new entity and will continue to have all of the rights, privileges, properties, assets and liabilities of the Association prior to the Conversion. The Conversion will enable the Association to issue capital stock, but will not change the general objectives, purposes or types of business currently conducted by the Association, and no assets of the Association will be distributed in order to effect the Conversion, other than to pay the expenses incident thereto. After the Conversion, the Association will remain subject to examination and regulation by the OTS and will continue to be a member of the Federal Home Loan Bank System. The Conversion will not cause any change in the executive officers or directors of the Association.

             Tax Consequences. Consummation of the Conversion is expressly conditioned upon prior receipt of either a ruling of the United States Internal Revenue Service ("IRS") or an opinion letter of the Association's counsel with respect to federal taxation, and either a ruling of the Maryland taxation authorities or an opinion letter from the Association's accountants with respect to Maryland taxation, to the effect that the Conversion will not be a taxable transaction to the Holding Company, the Association or the Association's deposit account holders receiving subscription rights.

             The Association has received an opinion of its special counsel, Silver, Freedman & Taff, L.L.P., to the effect that (i) the Conversion will qualify as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and no gain or loss will be recognized to the Association in either its mutual form or its stock form by reason of the proposed Conversion, (ii) no gain or loss will be recognized to the Association in its stock form upon the receipt of money and other property, if any, from the Holding Company for the stock of the Association; and no gain or loss will be recognized to the Holding Company upon the receipt of money for Common Stock of the Holding Company; (iii) the assets of the Association in either its mutual or its stock form will have the same basis before and after the Conversion; (iv) the holding period of the assets of the Association in its stock form will include the period during which the assets were held by the Association in its mutual form prior to Conversion; (v) gain, if any, will be realized by the depositors of the Association upon the constructive issuance to them of withdrawable deposit accounts of the Association in its stock form, nontransferable subscription rights to purchase Holding Company Common Stock and/or interests in the Liquidation Account (any such gain will be recognized by such depositors, but only in an amount not in excess of the fair market value of the subscription rights and Liquidation Account interests received); (vi) the basis of the account holder's savings accounts in the Association after the Conversion will be the same as the basis of his or her savings accounts in the Association prior to the Conversion; (vii) the basis of each account holder's interest in the Liquidation Account is assumed to be zero; (viii) based on the Ferguson Letter, as hereinafter defined, the basis of the subscription rights will be zero; (ix) the basis of the Holding Company Common Stock to its stockholders will be the purchase price thereof; (x) a stockholder's holding period for Holding Company Common Stock acquired through the exercise of subscription rights shall begin on the date on which the subscription rights are exercised and the holding period for the Conversion Stock purchased in the Subscription and Community Offering will commence on the date following the date on which such stock is purchased;
(xi) the Association in its stock form will succeed to and take into account the earnings and profits or deficit in earnings and profits, of the Association, in its mutual form, as of the date of Conversion; (xii) the Association, immediately after Conversion, will succeed to and take into account the bad debt reserve accounts of the Association, in mutual form, and the bad debt reserves will have the same character in the hands of the Association after Conversion as if no Conversion had occurred; and (xiii) the creation of the Liquidation Account will have no effect on the Association's taxable income, deductions or addition to reserve for bad debts either in its mutual or stock form.

             The opinion from Silver, Freedman & Taff, L.L.P. is based, among other things, on certain assumptions, including the assumptions that the exercise price of the Subscription Rights to purchase Holding Company Common Stock will be approximately equal to the fair market value of that stock at the time of the completion of the proposed Conversion. With respect to the Subscription Rights, the Association will receive a letter from Ferguson & Company, Inc. (the "Ferguson Letter") which, based on certain assumptions, will conclude that the Subscription Rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and other eligible subscribers do not have any economic value at the time of distribution or at the time the Subscription Rights are exercised, whether or not a Public Offering takes place.

             The Association has also received an opinion of Silver, Freedman & Taff, L.L.P. to the effect that, based in part on the Ferguson Letter: (i) no taxable income will be realized by depositors as a result of the exercise of non-transferable Subscription Rights to purchase shares of Holding Company Common Stock at fair market value; (ii) no taxable income will be recognized by borrowers, directors, officers and employees of the Association on the receipt or exercise of Subscription Rights to purchase shares of Holding Company Common Stock at fair market value; and (iii) no taxable income will be realized by the Association or Holding Company on the issuance of Subscription Rights to eligible subscribers to purchase shares of Holding Company Common Stock at fair market value.

             Notwithstanding the Ferguson Letter, if the Subscription Rights are subsequently found to have a fair market value and are deemed a distribution of property, it is Silver, Freedman & Taff, L.L.P.'s opinion that gain or income will be recognized by various recipients of the Subscription Rights (in certain cases, whether or not the rights are exercised) and the Association and/or the Holding Company may be taxable on the distribution of the Subscription Rights. In any event, all recipients are encouraged to consult with their own tax advisors as to the tax consequences which may result.

             With respect to Maryland taxation, the Association has received an opinion from Wooden & Benson, Chartered to the effect that the Maryland tax consequences to the Association, in its mutual or stock form, the Holding Company, eligible account holders, parties receiving subscription rights, parties purchasing conversion stock, and other parties participating in the Conversion will be the same as the federal income tax consequences described above.

             Unlike a private letter ruling, the opinions of Silver, Freedman & Taff, L.L.P. and Wooden & Benson, Chartered, as well as the Ferguson Letter, have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the Maryland State tax authorities.

Approval, Interpretation, Amendment and Termination

             Under the Plan of Conversion, the letter from the OTS giving approval thereto, and applicable regulations, consummation of the Conversion is subject to the satisfaction of the following conditions: (a) approval of the Plan of Conversion by members of the Association casting at least a majority of the votes eligible to be cast at the Special Meeting; (b) sale of all of the Common Stock to be offered in the Conversion; and (c) receipt of favorable rulings or opinions as to the federal and Maryland tax consequences of the Conversion.

             The Plan of Conversion may be substantively amended by the Boards of Directors of the Association and the Holding Company with the concurrence of the OTS. If the Plan of Conversion is amended, proxies which have been received prior to such amendment will not be resolicited unless otherwise required by the OTS. Also, as required by the federal regulations, the Plan of Conversion provides that the transactions contemplated thereby may be terminated by the Board of Directors of the Association alone at any time prior to the Special Meeting and may be terminated by the Board of Directors of the Association at any time thereafter with the concurrence of the OTS, notwithstanding approval of the Plan of Conversion by the members of the Association at the Special Meeting. All interpretations by the Association and the Holding Company of the Plan of Conversion and of the order forms and related materials for the Subscription Offering will be final, except as regards or affects the OTS.

Judicial Review

             Section 5(i)(2)(B) of the Home Owners' Loan Act, as amended, 12 U.S.C. ss.1464(i)(2)(B) and Section 563b.8(u) of the Rules and Regulations promulgated thereunder (12 C.F.R. Section 563b.8(u)) provide: (i) that persons aggrieved by a final action of the OTS which approves, with or without conditions, or disapproves a plan of conversion, may obtain review of such final action only by filing a written petition in the United States Court of Appeals for the circuit in which the principal office or residence of such person is located, or in the United States Court of Appeals for the District of Columbia, requesting that the final action of the OTS be modified, terminated or set aside, and (ii) that such petition must be filed within 30 days after publication of notice of such final action in the Federal Register, or 30 days after the date of mailing of the notice and proxy statement for the meeting of the converting institution's members at which the conversion is to be voted on, whichever is later. The notice of the Special Meeting of the Association's members to vote on the Plan of Conversion described herein is included at the beginning of this Proxy Statement. The statute and regulation referred to above should be consulted for further information.

                             ADDITIONAL INFORMATION

             The information contained in the accompanying Prospectus, including a more detailed description of the Plan of Conversion, consolidated financial statements of the Association and a description of the capitalization and business of the Association and the Holding Company, including the Association's directors and executive officers and their compensation, the anticipated use of the net proceeds from the sale of the Common Stock and a description of the Common Stock, is intended to help you evaluate the Conversion and is incorporated by this reference.

             YOUR VOTE IS VERY IMPORTANT TO US. PLEASE TAKE A MOMENT NOW TO COMPLETE AND RETURN YOUR PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOU MAY STILL ATTEND THE SPECIAL MEETING AND VOTE IN PERSON EVEN THOUGH YOU HAVE VOTED YOUR PROXY. FAILURE TO SUBMIT A PROXY WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE CONVERSION.

             If you have any questions, please call our Stock Information Center at (___) ___-____.

             IMPORTANT: YOU MAY BE ENTITLED TO VOTE IN MORE THAN ONE CAPACITY. PLEASE SIGN, DATE AND PROMPTLY RETURN EACH PROXY CARD YOU RECEIVE.

                             ----------------------

             THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER WILL BE MADE ONLY BY THE PROSPECTUS.

             THE COMMON STOCK IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED OR GUARANTEED.